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              [Credit Suisse First Boston Corporation Letterhead]

                           Offer To Purchase For Cash

                     All Outstanding Shares of Common Stock
                                       of
                           Rental Service Corporation
                                       at
                              $29.00 Net Per Share
                                       by
                           Pandion Acquisition Corp.
                          a wholly owned subsidiary of
                         Atlas Copco North America Inc.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON TUESDAY, JULY 27, 1999,
                         UNLESS THE OFFER IS EXTENDED.

                                                                   June 29, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We have been engaged to act as Dealer Manager in connection with the offer by Pandion Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Atlas Copco North America Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, par value $.01 (together with the associated preferred share purchase rights, the "Shares"), of Rental Service Corporation, Inc., a Delaware corporation (the "Company"), at a purchase price of $29.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated June 29, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together with the Offer to Purchase, constitute the "Offer").

    The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 28, 1999, among the Parent, the Purchaser and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their certificates and all other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

    The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (1) there being at least that number of Shares representing a majority of the total issued and outstanding Shares on a fully diluted basis on the date such Shares are purchased pursuant to the Offer, validly tendered and not withdrawn prior to the expiration of the Offer, and (2) receipt by the Purchaser and the Company of certain governmental and regulatory approvals. See Section 15 of the Offer to Purchase.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1.  Offer to Purchase, dated June 29, 1999;
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    2.  Letter of Transmittal to tender Shares for your use and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

    3. Letter to Clients which may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis;

    4. Letter to Stockholders of the Company from John M. Sullivan, Chairman of the Executive Committee of the Board of Directors of the Company, together with a Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7.  Return envelope addressed to the Depositary.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as soon as permitted under applicable law. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral and written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for Shares or timely confirmation of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company, pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

    Your attention is invited to following:

    1. The tender price is $29.00 per Share, net to the seller in cash, without interest;

    2.  The Offer is being made for all outstanding Shares;

    3. The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of June 28, 1999, by and among Parent, the Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, as soon as practicable following completion of the Offer, the Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation after the Merger and will be a wholly owned subsidiary of the Parent;

    4. The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, has determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, has declared that the Merger Agreement is advisable, and recommends that holders of Shares accept the Offer and tender their Shares pursuant to the Offer;

    5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, July 27, 1999, unless the Offer is extended; and
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    6.  The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (1) there being at least that number of Shares representing a majority of the total issued and outstanding Shares on a fully diluted basis on the date such Shares are purchased pursuant to the Offer, validly tendered and not withdrawn prior to the expiration of the Offer, and (2) receipt by the Purchaser and the Company of certain governmental and regulatory approvals. See Section 15 of the Offer to Purchase.

    The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

    The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 27, 1999, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered, or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Any inquiries you may have with respect to the Offer should be addressed to Beacon Hill Partners, Inc., the Information Agent, or Credit Suisse First Boston Corporation, the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

    Additional copies of the enclosed materials may be obtained from the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          Credit Suisse First Boston Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE PARENT, THE PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.